1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Announces
Coast Guard/MARAD Publication of
Environmental Assessment and
Draft Finding of No Significant Impact for
Main Pass Energy Hub™ LNG Project

NEW ORLEANS, LA, September 25, 2006 - McMoRan Exploration Co. (NYSE: MMR) announced the publication of the Environmental Assessment (EA) and Draft Finding of No Significant Impact by the United States Coast Guard (Coast Guard) and the Maritime Administration (MARAD) for the Main Pass Energy Hub™ (MPEH™) LNG license application. The Coast Guard issued a public notice on September 19, 2006, establishing a timeline for a record of decision on the project, including public hearings to be held during the week of October 2, 2006. Comments on the application, including from the Governors of adjacent coastal states (Louisiana, Mississippi and Alabama), are required by November 20, 2006, and a record of decision would be issued by January 3, 2007. A copy of the Coast Guard letter outlining the schedule is being filed with this press release on Form 8-K with the Securities and Exchange Commission (SEC).

As previously reported, McMoRan submitted an amendment to its license application with the Coast Guard and the MARAD on May 31, 2006 to obtain approval of its MPEH™ project using Closed Loop technology.

The EA analyzed the changes associated with the amended application and determined that the project will not have a significant impact on the environment. The Coast Guard has issued a Draft Finding of No Significant Impact for public review and comment. The Coast Guard indicated that comments from the public and from State and Federal agencies supported the Closed Loop technology.

In addition, McMoRan also reported that it received a letter from the Department of Natural Resources for the State of Louisiana on September 21, 2006 indicating that the proposed facility is consistent with the Louisiana Coastal Resources Program. A copy of this letter is being filed with this press release on Form 8-K with the SEC.

McMoRan’s Co-Chairmen James R. Moffett and Richard C. Adkerson said, “The publication of the Draft Finding of No Significant Impact is a significant milestone, indicating the imminent completion of our permitting process for our proposed major new LNG port. The MPEH™ project would provide critical supplies of natural gas to our nation, generate substantial direct economic benefits through job creation and investment in the State of Louisiana and Gulf Coast region and be operated in an environmentally responsible manner. We look forward to receiving a positive record of decision on the project.”

The MPEH™ terminal would be capable of regasifying LNG at a rate of 1 billion cubic feet of natural gas (Bcf) per day. The use of existing facilities provides significant cost advantages, and the proposed project benefits from its offshore location near established shipping lanes. McMoRan is continuing discussions with potential LNG suppliers as well as gas marketers and consumers in the United States to develop commercial arrangements for the facilities.

McMoRan is also considering investments to develop substantial cavern storage and a 36-inch pipeline from MPEH™ to Coden, Alabama that would enable expanded access to U.S. gas markets. These plans include 28 Bcf of initial cavern storage capacity and aggregate peak deliverability from the proposed terminal, including deliveries from storage, of up to 2.5 Bcf per day. As previously announced, McMoRan has received approval from the Federal Energy Regulatory Commission to transport gas onshore using the proposed pipeline.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding our potential Main Pass Energy HubTM project.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of natural gas; environmental costs; general development risks and hazards; and financing, regulatory, and feasibility requirements for the potential Main Pass Energy HubTM project. Such factors and others are more fully described in more detail in McMoRan's 2005 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

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